Exhibit 4.1
NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS WARRANT NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.
Warrant No.: ___ Number of Shares:  ____________
Date of Issuance: October ___, 2012 (subject to adjustment)

______________________________________________________________________________________

PREMIER ALLIANCE GROUP, INC.
A Delaware Corporation
______________________________________________________________________________________

Series A Warrant

Premier Alliance Group, Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that ___________________________ (the “Initial Holder”), or its registered assigns (the Initial Holder or such registered assigns shall be referred to as the “Registered Holder”), is entitled, subject to the terms set forth below, to purchase from the Company at any time on or after the Exercise Date and on or before the Expiration Date (as hereinafter defined), in whole or in part,_____ _________________ (________) shares (as adjusted from time to time pursuant to the provisions of this Warrant) of the Company’s common stock, $0.01 par value per share (“Common Stock”), at an Exercise Price equal to the lowest of: (i) $0.65 per share; or (ii) the Exercise Price of the warrants issued in a Funding Event, subject to adjustments pursuant to Section 2 herein (the “Exercise Price”).  The shares purchasable upon exercise of this Warrant are sometimes hereinafter referred to as the “Warrant Stock”.  “Exercise Date” means any date subsequent to the issuance date hereof and prior to the Expiration Date on which the Registered Holder elects by written notice to the Company for this Warrant to become exercisable. “Funding Event” means the consummation of an equity, or convertible debt financing, in one or more series of transactions with aggregate gross proceeds of at least $300,000 by the Borrower after the date hereof.

This Warrant is issued pursuant to  that certain Securities Purchase Agreement, dated as of October [__], 2012, by and among each of the “Parties” named therein, pursuant to which Holder, or its assignor, acquired certain Units comprised of Notes and Warrants (the “Purchase Agreement”).  Capitalized terms not otherwise used herein shall be as defined in the Purchase Agreement.

1. Exercise

.

(a) Manner of Exercise

.  This Warrant may be exercised by the Registered Holder, in whole or in part, by surrendering this Warrant, with the purchase/exercise form appended hereto as Exhibit A duly executed by such Registered Holder or by such Registered Holder’s duly authorized attorney, at the principal office of the Company, or at such other office or agency as the Company may designate in writing, accompanied by payment in full of the Exercise Price payable in respect of the number of shares of Warrant Stock purchased upon such exercise.  The Exercise Price may be paid by cash, check, or wire transfer in immediately available funds, or where a registration statement is in effect and otherwise permitted by law and provided that a public market for the Common Stock exists, through a “same day sale” commitment from the Registered Holder and a broker-dealer that is a member of the Financial Industry Regulatory Authority of Securities Dealers (a “FINRA Dealer”), whereby the Registered Holder irrevocably elects to exercise this Warrant and to sell a portion of the Warrant Stock so purchased to pay for the Exercise Price directly to the Company.

(b) Effective Time of Exercise

.  Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 1(a) above.  At such time, the person or persons in whose name or names any certificates for Warrant Stock shall be issuable upon such exercise as provided in Section 1(c) below shall be deemed to have become the holder or holders of record of the Warrant Stock represented by such certificates.

(c) Delivery to Holder

.  As soon as practicable after the exercise of this Warrant, in whole or in part, and in any event within seven (7) calendar days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(i) a certificate or certificates for the number of shares of Warrant Stock to which such Registered Holder shall be entitled, and

(ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Registered Holder upon such exercise as provided in Section 1(a) above.

In the event the Company fails to deliver a certificate for the number of shares of Warrant Stock to which such Registered Holder is entitled within seven (7) calendar days after the exercise of this Warrant, the Registered Holder shall be entitled to a penalty equaling one percent (1%) of the number of Warrant Stock issuable in accordance with the exercise of the Warrant for each fifteen (15) day period commencing after such seven (7) calendar day period.  It is expressly understood that the foregoing penalty provision is in addition to, and not to the exclusion of, any and all remedies available to the Registered Holder as set forth herein and in the Purchase Agreement.

(d)           Callable Provision.  If the VWAP for each of ten (10) consecutive trading days (the “Measurement Period”), equals or exceeds $1.30  per share (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like after the date of issuance of this Warrant), then the Company may, within three (3) business days of the end of such Measurement Period, call for cancellation of up to 100% of all or any portion of this Warrant for which a Purchase/Exercise Form has not yet been delivered (such right, a “Call”).  To exercise this right, the Company must deliver to the Registered Holder an irrevocable written notice (a “Call Notice”), indicating therein the unexercised portion of this Warrant to which such notice applies. In the event a Purchase/Exercise Form for any portion of this Warrant subject to such Call Notice shall not have been received by the Company within five (5) business days after the date the Call Notice is actually received by the Registered Holder, then the Warrant shall be forfeited in its entirety without payment or consideration to the Registered Holder and shall automatically terminate without any further action by either party. It is expressly agreed and acknowledged that the Company’s Call rights as set forth in this Section 1(d) are exercisable by the Company contingent upon the effective registration of the Warrant Stock under the Securities Act of 1933 (the “Securities Act”).

For the purposes of this Section 1(d), “VWAP” means, for any date, the price determined by the first of the following clauses that applies, provided, however, that the minimum average trading volume during the Measurement Period is at least an average 50,000 shares per day for ten (10) consecutive trading days (as may be adjusted for stock splits) (the “Volume Requirement”): (i) if the Common Stock is then listed or quoted on a U.S. securities exchange, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on said exchange on which the Common Stock is then listed or quoted, (ii) if the OTC Bulletin Board is not a trading market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (iii) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (iv) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Registered Holder reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Registered Holder.  It is expressly understood that the Call rights afforded to the Company pursuant to this Section 1(d) may not be exercised unless and until the Volume Requirement is satisfied during the Measurement Period, absent consent of the Company. Notwithstanding the foregoing, and for avoidance of doubt, it is expressly agreed and acknowledged that the Company’s Call rights as set forth in this Section 1(d) are exercisable by the Company contingent upon the effective registration of the Warrant Stock under the Securities Act, or are otherwise resellable without limitation in accordance with the safe harbor provisions of Rule 144, at all times commencing the date of the Call Notice through the date set for Call.

2. Adjustments

.

(a) Stock Splits and Dividends

.  If outstanding shares of the Company’s Common Stock shall be subdivided into a greater number of shares or a dividend in Common Stock shall be paid in respect of Common Stock, then the Exercise Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced.  If outstanding shares of Common Stock shall be combined into a smaller number of shares, then the Exercise Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased.  When any adjustment is required to be made in the Exercise Price, the number of shares of Warrant Stock purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Exercise Price in effect immediately prior to such adjustment, by (ii) the Exercise Price in effect immediately after such adjustment.

(b) Reclassification, Etc

.  In case of any reclassification or change of the outstanding securities of the Company or of any reorganization of the Company (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case the holder of this Warrant, upon the exercise hereof at any time after the consummation of such reclassification, change, reorganization, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such holder would have been entitled upon such consummation if such holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in Section 2(a); and in each such case, the terms of this Section 2 shall be applicable to the shares of stock or other securities properly receivable upon the exercise of this Warrant after such consummation.

(c)           Subsequent Equity Sales.   Other than in connection with the Exempt Issuances (as defined below), if at any time within three (3) year after the Issuance Date, and provided the Holder still owns the Warrant, the Company shall offer, issue or agree to issue (the “Lower Price Issuance”) any Common Stock or securities convertible into or exercisable for shares of Common Stock (or modify any of the foregoing which may be outstanding) to any person or entity at a price per share or conversion or exercise price per share which shall be less than the Exercise Price then in effect (“Per Share Price”), then the Company shall issue, for each such occasion, additional shares of Common Stock to each Holder respecting those Shares that remain outstanding and in the hands of such Holder  at the time of the Lower Price Issuance on a weighted average basis using the formula to determine the “Adjusted Price” which is equal to the product of multiplying the Exercise Price by:

(i) the sum of (A) the Common Stock outstanding, on a fully diluted basis, immediately prior to this Offering, plus (B) the Common Stock issuable in the Lower Price Issuance at the Exercise Price, divided by

(ii) the sum of (A) the Common Stock outstanding, on a fully diluted basis, immediately prior to this Offering plus (B) the aggregate number of shares of Common Stock issued in the Lower Price Issuance;

Once the Adjusted Price is determined, (1) divide the aggregate gross proceeds received by the Company in this Offering by the Adjusted Price to determine the “Adjusted Shares”, and then (2) subtract from the Adjusted Shares the number of shares originally issued to investors in this Offering to determine the number of additional shares to be issued to investors as a result of the Lower Price Issuance.

The delivery to the Purchaser of the additional shares of Common Stock shall be not later than the closing date of the transaction giving rise to the requirement to issue additional shares of Common Stock. The Holder is granted the registration rights described in Section 6 hereof in relation to such additional shares of Common Stock. For purposes of the issuance and adjustment described in this paragraph, the issuance of any security of the Company carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in the issuance of the additional shares of Common Stock upon the sooner of the agreement to or actual issuance of such convertible security, warrant, right or option and again at any time upon any subsequent issuances of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the Exercise Price in effect upon such issuance.

(d)  As used herein “Exempt Issuance” means the issuance of (a) Common Stock or options, in the aggregate, to employees, officers, consultants or directors of the Company pursuant to any stock or option plan duly adopted for such purpose on or before the date of this Warrant, by the Board of Directors of the Company or a majority of the members of a committee of directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Warrant, provided that such securities have not been amended since the date of this Warrant to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities; (c) shares of Common Stock, or securities convertible or exercisable into shares of Common Stock, issued to the Company’s (or its successors) shareholders as a dividend or other distribution without payment of any consideration by such shareholders for such additional shares of Common Stock or  securities convertible or exercisable into shares of Common Stock (including the additional shares of Common Stock issuable upon conversion thereof), provided that in such circumstances the adjustment provision provided for in Section 2(a) above shall apply; and (d) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company which shall provide to the Company additional bona fide benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

(e)      Adjustment Certificate.  When any adjustment is required to be made in the Warrant Stock or the Exercise Price pursuant to this Section 2, the Company shall promptly mail to the Registered Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Exercise Price after such adjustment and (iii) the kind and amount of stock or other securities or property into which this Warrant shall be exercisable after such adjustment.

3. Transfers

.

(a) Unregistered Security

1. .  Each holder of this Warrant acknowledges that this Warrant and the Warrant Stock have not been registered under the Securities Act, and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Stock issued upon its exercise in the absence of (i) an effective registration statement under the Act as to this Warrant or such Warrant Stock and registration or qualification of this Warrant or such Warrant Stock under any applicable U.S. federal or state securities law then in effect or (ii) an opinion of counsel, reasonably satisfactory to the Company, that such registration or qualification is not required.  Each certificate or other instrument for Warrant Stock issued upon the exercise of this Warrant shall bear a legend substantially to the foregoing effect. Notwithstanding the foregoing,  pursuant to the Purchase Agreement, no later than the sixtieth (60th) day following the final Closing, the Company shall file a registration statement in connection with the Shares (the “Registrable Securities”), and the Company shall use its best efforts to have such registration statement declared effective as soon as possible thereafter.

(i)           Registration Expenses.  The Company shall bear and pay all registration expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to registration pursuant to this Section for each Holder, but excluding (A) legal expenses of the Holders and (B) underwriting discounts and commissions relating to Registrable Securities.

(ii)           Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article.

(b) Transferability

.  Subject to the provisions of Section 3(a) hereof, this Warrant and all rights hereunder (including Registration Rights as provided above and in the Purchase Agreement) are transferable, in whole or in part, upon surrender of the Warrant with a properly executed assignment (in the form of Exhibit B hereto) at the principal office of the Company. The Company shall, upon receipt of a transfer notice and appropriate documentation, register any Transfer on the Company’s Warrant Register; provided, however, that the Company may require, as a condition to such Transfer, an opinion reasonably satisfactory to the Company that said Transfer does not require registration pursuant one or more exemptions provided under the Securities Act.

(c) Warrant Register

.  The Company will maintain a register containing the names and addresses of the Registered Holders of this Warrant.  Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if this Warrant is properly assigned in blank, the Company may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.  Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

4. No Impairment

.  The Company will not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will (subject to Section 13 below) at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

5. Termination

.  Subject to early forfeiture and termination as provided for in Section 1(e), this Warrant (and the right to purchase securities upon exercise hereof) shall terminate four (4) years from the date of issuance of this Warrant (the “Expiration Date”).

6. Notices of Certain Transactions

.  In case:

(a) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

(b) of any reclassification of the capital stock of the Company, or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company ((a), (b) and (c) of this Section 6 being referred to herein as a “Liquidation Event”), then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reclassification, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon such reclassification, dissolution, liquidation or winding-up) are to be determined.  Such notice shall be mailed at least ten (10) days prior to the record date or effective date for the event specified in such notice.  Failure to so notify a holder shall not invalidate any such action.

7. Reservation of Stock

.  The Company will at all times reserve and keep available out of its authorized but unissued stock, solely for the issuance and delivery upon the exercise of this Warrant and other similar Warrants, such number of its duly authorized shares of Common Stock as from time to time shall be issuable upon the exercise of this Warrant and other similar Warrants. All of the shares of Common Stock issuable upon exercise of this Warrant and other similar Warrants, when issued and delivered in accordance with the terms hereof and thereof, will be duly authorized, validly issued, fully paid and non-assessable, subject to no lien or other encumbrance other than restrictions on transfer arising under applicable securities laws and restrictions imposed by Section 3 hereof.

8. Exchange of Warrants

.  Upon the surrender by the Registered Holder of any Warrant or Warrants, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 3 hereof, issue and deliver to or upon the order of such Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of such Registered Holder or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Warrant or Warrants so surrendered.

9. Replacement of Warrants

.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

10. Notices

.  Any notice required or permitted by this Warrant shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, addressed (a) if to the Registered Holder, to the address of the Registered Holder most recently furnished in writing to the Company and (b) if to the Company, to the address set forth below or subsequently modified by written notice to the Registered Holder.

11. No Rights as Stockholder

.  Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

12. Representations of Registered Holder

.  The Registered Holder hereby represents and acknowledges to the Company that:

(a) It understands that this Warrant and the Warrant Stock will be “restricted securities” as such term is used in the rules and regulations under the Securities Act and that such securities have not been and will not be registered under the Securities Act or any state securities law, and that such securities must be held indefinitely unless registration is effected (it being acknowledged and agreed by the Company that the Warrant Stock constitutes “Registrable Securities”) or transfer can be made pursuant to appropriate exemptions;

(b) the Registered Holder has read, and fully understands, the terms of this Warrant set forth on its face and the attachments hereto, including the restrictions on transfer contained herein;

(c) the Registered Holder is purchasing for investment for its own account and not with a view to or for sale in connection with any distribution of this Warrant and the Warrant Stock and it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws; provided that nothing contained herein will prevent the Registered Holder from transferring such securities in compliance with the terms of this Warrant and the applicable federal and state securities laws; and

(d) the Company may affix the following legend (in addition to any other legend(s), if any, required by applicable state corporate and/or securities laws) to certificates for shares issued upon exercise of this Warrant:

“These securities have not been registered under the Securities Act of 1933, as amended.  They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act.”

13. No Fractional Shares

.  No fractional shares will be issued in connection with any exercise hereunder.  In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one such share on the date of exercise, as determined in good faith by the Company’s Board of Directors.

14. Amendment or Waiver

.  Any term of this Warrant may be amended or waived upon written consent of the Company and the holder of this Warrant.

15.           Headings

.  The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

15. Governing Law.  This Warrant shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

16. No Impairment.  The Company will not, by amendment of its Certificate of Incorporation or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Registered Holder of this Warrant against impairment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed and delivered by its authorized officer as of the date first above written.

PREMIER ALLIANCE GROUP, INC. , a Delaware corporation

Signed:  /s/ Larry Brumfield
Title:  Chief Financial Officer and Secretary

Company Address:                                Premier Alliance Group, Inc.
4521 Sharon Road #300
Charlotte, NC  28211-3627
Attn:  Mark Elliott, Chief Executive Officer

[SIGNATURE PAGE TO PREMIER ALLIANCE GROUP, INC.  SERIES A WARRANT]

EXHIBIT A

PURCHASE/EXERCISE FORM

To:           PREMIER ALLIANCE GROUP, INC. Dated:_________________

The undersigned holder, pursuant to the provisions set forth in the attached Series A Warrant No. ___, hereby exercises the right to purchase _________________ shares of Common Stock covered by such Warrant.  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.           Form of Exercise Price.  The undersigned holder intends that payment of the Exercise Price shall be made as:

____________	a “Cash Exercise” with respect to _________________ Warrant Stock;

2.           Payment of Exercise Price.  The Holder shall pay the aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

The undersigned acknowledges that it has reviewed the representations and warranties contained in Section 12 of the Warrant and by its signature below hereby makes such representations and warranties to the Company.

Signature:

Name (print):

Title (if applic.)

Company (if applic.):

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED, _________________________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Series A Warrant No. ___ with respect to the number of shares of Common Stock covered thereby set forth below, to:

Name of Assignee	Address/Fax Number	No. of Shares

Dated:                                                      Signature:

Witness: